                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C 20549


                                    FORM 8-K

                                 Current Report

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   January 16, 1995
                                                    ----------------

                              OFFICE DEPOT, INC.
- --------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



        Delaware                         1-10948               59-2663954
- ----------------------------     ------------------------     --------------
(State or other jurisdiction     (Commission File Number)     (IRS Employer
       of incorporation)                                    Identification No.)



2200 Old Germantown Road, Delray Beach, FL                        33445
- ----------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code:          (407) 278-4800
                                                   -------------------------



                               Page 1 of 34 Pages
                            Exhibit Index on Page 5

ITEM 5.  OTHER EVENTS

         In February 1994, Office Depot, Inc. (the "Company") issued 2,335,746 shares of common stock in connection with the acquisitions of L. E. Muran Co., Inc. ("Muran"), a Boston-based contract stationer and Yorkship Press, Inc. ("Yorkship"), a contract stationer servicing Philadelphia and Southern New Jersey. In May 1994, the Company acquired all of the outstanding stock of Midwest Carbon Company ("Midwest"), a Minneapolis based contract stationer, and Silver's Inc. ("Silver's"), a Detroit based contract stationer. The Company issued 1,448,591 shares of common stock in connection with the acquisitions of Midwest and Silver's. Additionally, in August 1994, the Company acquired all the outstanding stock of J. A. Kindel Company, Inc. ("Kindel"), a Cincinnati based contract stationer, and Allstate Office Products, Inc. ("Allstate"), a contract stationer in Tampa. The Company issued 1,916,009 shares of common stock in connection with the acquisitions of Kindel and Allstate. These acquisitions were accounted for as "pooling of interests" business combinations in accordance with Accounting Principles Board Opinion No. 16. These acquisitions do not individually or collectively meet the criteria for reporting under Item 2 on Form 8-K.

         Accordingly, the Company hereby restates the following items and financial statements in its Annual Report on Form 10-K dated December 25, 1993 to include the effects of the above described acquisitions for all periods presented:

         Part II

                 Item 6.  Selected Financial Data

                          Refer to page F-1 of this Form 8-K

                 Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

                          Refer to pages F-2 through F-5 of this Form 8-K

                 Item 8.  Financial Statements

                          Refer to pages F-6 through F-23 of this Form 8-K

         Part IV

         Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K

                                                                                                              Page Number
                 (a)1.    Financial Statements:                                                            in this Form 10-K
                          Independent Auditors' Report                                                            F-6

                          Consolidated Statements of Earnings, Fiscal Years
                          ended December 25, 1993, December 26, 1992 and
                          December 28, 1991                                                                       F-7

                          Consolidated Balance Sheets, December 25, 1993 and
                          December 26, 1992                                                                       F-8

                          Consolidated Statements of Stockholders' Equity, Fiscal
                          Years ended December 25, 1993, December 26, 1992
                          and December 28, 1991                                                                   F-9

                          Consolidated Statements of Cash Flows, Fiscal Years
                          ended December 25, 1993, December 26, 1992
                          and December 28, 1991                                                                   F-10

                          Notes to Consolidated Financial Statements                                              F-11

           Part IV

           Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K Continued


                                                                                                  Page Number
                                                                                               in this Form 10-K
           2.       Financial Statements Schedules
                               Schedule V - Property, Plant and Equipment                              S-1

                               Schedule VI - Accumulated Depreciation, Depletion and
                               Amortization of Property, Plant and Equipment                           S-2

                               Schedule VIII - Valuation and Qualifying Accounts and
                               Reserves                                                                S-3

                               Schedule X - Supplementary Income Statement Information                 S-4


           3.       Exhibits

                               The exhibits which are filed with this Form 10-K or are incorporated by reference are set forth in the Exhibit Index, which immediately precedes the exhibits to this report.

                               (b)      Reports on Forms 8-K

                                        None.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        OFFICE DEPOT, INC.


Date        January 16, 1995            By:  /s/ BARRY J. GOLDSTEIN
    ------------------------                 ----------------------
                                             Barry J. Goldstein
                                             Vice President, Chief Financial
                                             Officer

                                 EXHIBIT INDEX


 Exhibit                                    Description
 Number                                     of Document
 ------                                     -----------
  23.1                             Consent of Deloitte & Touche LLP*

  27                               Financial Data Schedule (For SEC use only)
- ------------

*    Filed on the date hereof by Edgar transmission

Office Depot Inc. And Subsidiaries
FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts and statistical data)
________________________________________________________________________________

                                                     52 WEEKS      52 Weeks      52 Weeks      52 Weeks        52 Weeks
                                                      ENDED         Ended         Ended         Ended           Ended
                                                     DECEMBER      December      December      December       December
                                                     25, 1993      26, 1992      28, 1991      29, 1990        30, 1989
                                                     --------      --------      --------      --------        --------
STATEMENTS OF EARNINGS DATA:
Sales . . . . . . . . . . . . . . . . . . . . .    $2,836,787    $1,962,953    $1,497,882    $1,087,455      $ 621,193
Cost of goods sold and occupancy costs  . . . .     2,185,145     1,512,304     1,152,766       836,714        475,522
                                                   ----------    ----------    ----------    ----------      ---------
  Gross profit  . . . . . . . . . . . . . . . .       651,642       450,649       345,116       250,741        145,671
Store and warehouse operating and
  selling expenses  . . . . . . . . . . . . . .       423,272       301,743       240,572       174,369         98,058
Pre-opening expenses  . . . . . . . . . . . . .         9,073         7,453         7,774         8,838          7,782
General and administrative expenses . . . . . .        95,034        69,549        52,076        41,286         29,330
Amortization of goodwill  . . . . . . . . . . .         1,617            49           ---           ---            ---
                                                   ----------    ----------    ----------    ----------      ---------
  Operating profit  . . . . . . . . . . . . . .       122,646        71,855        44,694        26,248         10,501
Interest income . . . . . . . . . . . . . . . .         4,626         1,393           280           871          3,341
Interest expense  . . . . . . . . . . . . . . .       (11,322)       (2,658)       (3,992)       (2,698)        (1,729)
Merger costs  . . . . . . . . . . . . . . . . .           ---           ---        (8,950)          ---            ---
                                                   ----------    ----------     ----------   ----------      ---------
Earnings before income taxes and
  extraordinary credit (1)  . . . . . . . . . .       115,950        70,590        32,032        24,421         12,113
Income taxes  . . . . . . . . . . . . . . . . .        45,118        25,345        13,246         8,035          4,415
                                                   ----------    ----------    ----------    ----------      ---------
  Earnings before extraordinary
    credit (1)  . . . . . . . . . . . . . . . .        70,832        45,245        18,786        16,386          7,698
  Extraordinary credit (2)  . . . . . . . . . .           ---         1,396           614         1,063            532
                                                   ----------    ----------    ----------    ----------      ---------
  Net earnings (1)  . . . . . . . . . . . . . .    $   70,832    $   46,641    $   19,400    $   17,449      $   8,230
                                                   ==========    ==========    ==========    ==========      =========

Per Common Share:
  Earnings before extraordinary credit (1)  . .    $      .48    $      .32    $      .15    $      .14      $     .07
  Extraordinary credit (2)  . . . . . . . . . .           ---           .01            --           .01            .01
                                                   ----------    ----------    ----------    ----------      ---------
  Net earnings (1)  . . . . . . . . . . . . . .    $      .48    $      .33    $      .15    $      .15      $     .08
                                                   ==========    ==========    ==========    ==========      =========
  Dividends . . . . . . . . . . . . . . . . . .           ---           ---           ---           ---            ---

STATISTICAL DATA:
Facilities open at end of period:
  Stores  . . . . . . . . . . . . . . . . . . .           351           284           228           173             99
  Contract stationer/delivery warehouses  . . .            23            13            10            10              8


                                                     DECEMBER      December      December      December        December
                                                     25, 1993      26, 1992      28, 1991      29, 1990        30, 1989
                                                     --------      --------      --------      --------        --------
BALANCE SHEET DATA:
Working capital . . . . . . . . . . . . . . . .    $  471,114    $  386,426    $  203,326    $   95,817      $  87,371
Total assets  . . . . . . . . . . . . . . . . .     1,531,092       908,585       607,938       401,135        277,838
Long-term debt (3)  . . . . . . . . . . . . . .       367,602       158,313         9,259        24,889          5,460
Common stockholders' equity . . . . . . . . . .       590,284       413,907       331,699       167,301        142,017
- ------------

(1)   Includes effect of $8,950,000 of merger costs in 1991.
(2) The extraordinary credit represents the benefit derived from the utilization of a net operating loss carryforward. See Note E to Consolidated Financial Statements.
(3)   Excludes current maturities.

Office Depot Inc. And Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
________________________________________________________________________________

GENERAL

      The Company opened its first store in October 1986. Two more stores were opened in 1986 and an additional 12 stores were opened in 1987. The Company continued its expansion program in 1988 and 1989 as part of a strategy to establish itself as a leader in targeted market areas with high concentrations of small- and medium-sized businesses. During 1988, the Company opened 26 stores in California, Colorado, Florida, Georgia, Kentucky, North Carolina, Oregon, Tennessee and Texas, ending the year with 41 stores. During 1989, the Company opened 58 new stores and ended 1989 with 99 stores. During 1990, the Company opened 75 new stores and closed one store ending the year with 173 stores in 27 states. During 1991, the Company opened 57 new stores and closed two stores ending the year with 228 stores. During 1992, the Company achieved its expansion plans by opening 53 new stores and acquiring five stores. The Company also closed two former Club stores, thus ending 1992 with 284 stores in 32 states, the District of Columbia and Canada. During 1993, the Company opened 68 new stores and closed one store, ending the period with 351 stores in 33 states, the District of Columbia and Canada.

      In April 1991, a subsidiary of the Company merged with and into The Office Club, Inc. ("Club") and Club became a wholly-owned subsidiary of the Company. The merger was accounted for in 1991 on a "pooling of interests" basis for accounting and financial reporting purposes. Accordingly, financial data in 1991, statistical data, financial statements and discussions of financial and other information included for periods prior to the merger have been restated to reflect the financial position and results of operations as if they had merged as of the beginning of operations in 1986. Office Depot, Inc. and The Office Club, Inc. before the merger will be referred to as "Depot" and "Club," respectively. Also, as a result of the merger with Club, the Company incurred merger costs of $8,950,000 in 1991.

      In 1993, the Company acquired two contract stationers with ten warehouses through the acquisitions of Wilson Stationary and Printing Company ("Wilson") and Eastman Office Products Corporation ("Eastman"), both of which were accounted for as purchases. Subsequent to 1993, the Company also acquired the outstanding stock of six contract stationers with eight warehouses; L. E. Muran Co., Inc. and Yorkship Press, Inc. in February 1994, Midwest Carbon Company and Silver's, Inc. in May 1994, and J. A. Kindel Company and Allstate Office Products, Inc. in August 1994. Each of these 1994 acquisitions was accounted for on a "pooling of interests" basis and, accordingly, the accompanying financial data, statistical data, financial statements and discussions of financial and other information included for periods prior to the acquisitions have been restated to reflect the financial position and results of operations of these companies for all periods presented. With the restatement for the 1994 acquisitions, the Company operated 23 delivery and contract stationer warehouses at the end of 1993.

      The Company's results are impacted by the costs incurred in connection with its aggressive new store opening schedule. Pre-opening expenses are charged to earnings as incurred. Corporate general and administrative expenses are also incurred in anticipation of store openings. As the Company's store base and sales volume continue to grow, the Company expects that the adverse impact on profitability from new store openings will decrease as expenses incurred prior to store openings continue to represent a declining percentage of total sales.

RESULTS OF OPERATIONS FOR THE YEARS 1993, 1992 AND 1991

      Sales.  Sales increased to $2,836,787,000 in 1993 from $1,962,953,000 in
1992 and $1,497,882,000 in 1991.  Sales in 1993 increased 45% from 1992 sales.
The increases in sales were due primarily to 67 additional stores and the aquisitions of Eastman and Wilson in 1993 and 56 additional stores in 1992, including the five Canadian stores acquired. The increases also were attributable to same store sales growth. Comparable store sales in 1993 for the 283 stores open for more than one year at December 25, 1993 increased 26% from 1992. Comparable store sales in 1992 for the 226 stores open for more than one year at December 26, 1992 increased 15% from 1991. Comparable store sales in the future may be affected by competition from other stores, the opening of additional stores in existing markets and economic conditions.

Office Depot Inc. And Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)
________________________________________________________________________________
      Gross Profit. Gross profit as a percentage of sales, 23.0%, was consistent during 1993, 1992 and 1991. Purchasing efficiencies gained through vendor volume discount programs and leveraging occupancy costs through higher average sales per store were offset by somewhat lower gross margins resulting from an increase in sales of lower margin business machines and computers. The Company's management believes that gross profit as a percentage of sales may fluctuate as a result of the expansion of its contract stationer base, the result of competitive pricing in more market areas, increased occupancy costs in certain new markets and in existing markets where the Company desires to add stores and warehouses in particular locations to complete its market plan, and purchasing efficiencies realized as total merchandise purchases increase.

      Store and Warehouse Operating and Selling Expenses. Store and warehouse operating and selling expenses as a percentage of sales were 14.9% in 1993, 15.4% in 1992 and 16.1% in 1991. Store and warehouse operating and selling expenses, consisting primarily of payroll and advertising expenses, have increased in the aggregate due to the Company's expansion program. While the majority of these expenses vary proportionately with sales, there is a fixed cost component to these expenses that, as sales increase within each store and within a cluster of stores in a given market area, should decrease as a percentage of sales. This benefit may not be fully realized, however, during periods when a large number of new stores are being opened, as new stores typically generate lower sales than the average mature store, resulting in higher store operating and selling expenses as a percentage of sales for new stores. This percentage is also affected when the Company enters large metropolitan market areas where the advertising costs for the full market must be absorbed by the small number of stores initially opened. As additional stores in these large markets are opened, advertising costs, which are substantially a fixed expense for a market area, will be reduced as a percentage of sales. The Company has also continued a strategy of opening stores in existing markets. While increasing the number of stores increases operating results in absolute dollars, this also has the effect of increasing expenses as a percentage of sales since the sales of certain existing stores in the market may initially be adversely affected. During 1992 and 1993, the combination of an increase in average sales per store and an increase in the amount of cooperative advertising support received resulted in a decrease in store and warehouse operating and selling expenses as a percentage of sales as compared to prior periods.

      Pre-opening Expenses. As a result of continued store openings, pre-opening expenses incurred were $9,073,000 in 1993, $7,453,000 in 1992 and $7,774,000 in 1991. Pre-opening expenses currently are approximately $125,000 per store and are predominantly incurred during a six-week period prior to the store opening. Warehouse pre-opening expenses approximate $100,000, however, these expenses may increase as the Company opens larger warehouses to service the delivery customers. These expenses consist principally of amounts paid for salaries and supplies. Since the Company's policy is to expense these items during the period in which they occur, the amount of pre-opening expenses in each quarter is generally proportional to the number of new stores opened.

      General and Administrative Expenses. General and administrative expenses as a percentage of sales were 3.4% in 1993 and 3.5% in 1992 and 1991. General and administrative expenses include, among other costs, site selection expenses and store management training expenses, and therefore vary with the number of new store openings. During 1993, the Company has also increased its commitment to improving the efficiency of its systems and significantly increased its information systems programming staff. While this increases general and administrative expenses in current periods, the Company believes the systems investment will provide benefits in the future. These increases have been partially offset by a decrease in general and administrative expenses as a percentage of sales, primarily as a result of the Company's ability to increase sales without a proportionate increase in corporate expenditures.
Additionally, general and administrative expenses have historically been higher in the contract stationers' business than the retail stores. During 1992, the increase in general and administrative expenses as a percentage of sales was primarily attributable to expenses incurred in connection with the newly acquired Canadian operation, expenses related to Hurricane Andrew disaster relief efforts and the beginning of the significant investment in the ongoing program to upgrade the Company's information systems.

      Other Income and Expenses. During 1993, 1992 and 1991, interest expense was $11,322,000, $2,658,000, and $3,992,000 respectively. The increase in interest expense is primarily due to additional capitalization in 1992 and 1993. In June 1991, the Company received $40,040,000 as a result of a private placement of 6,435,000 shares of its Common Stock to a subsidiary of Carrefour, a French hypermarket retailer. Also in December 1991, the Company completed a public offering of 10,350,000 shares of Common Stock raising net proceeds of approximately $92 million. In December 1992 and November 1993, the Company completed public offerings of zero coupon, convertible, subordinated debt raising net proceeds of approximately $146 million and $185 million, respectively. As the Company has utilized the funds raised in its public offerings to fund its expansion, interest income has fluctuated. Interest income during 1993, 1992, and 1991 was $4,626,000, $1,393,000, and $280,000,
respectively.

Office Depot Inc. And Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)

________________________________________________________________________________

      Net Earnings. The Company recorded amortization of goodwill of $1,617,000 in 1993 and $49,000 in 1992. The increase in 1993 was attributable to goodwill arising from the acquisition of Wilson in May 1993 and Eastman in September 1993. Goodwill in 1994 will be higher than 1993 reflecting a full year of amortization arising from the Wilson and Eastman acquisitions.

      Earnings before income taxes and extraordinary credit were $115,950,000 in 1993, $70,590,000 in 1992, and $32,032,000 in 1991. In 1991, earnings were negatively affected by merger costs of $8,950,000.

      The effective income tax rate for 1991 was negatively impacted by certain nondeductible merger costs. The effective income tax rate for 1993 was negatively impacted by the increase in the federal statutory rate and by nondeductible goodwill amortization. Additionally, the effective income tax rate for all years is impacted by the combining of certain acquired companies which had no provision for income taxes because they were organized as S-Corporations (as defined under income tax regulations).

      Net earnings were $70,832,000 in 1993, $46,641,000 in 1992, and
$19,400,000 in 1991. Net earnings for 1992 and 1991 include extraordinary credits from the utilization of net operating loss carryforwards of $1,396,000 and $614,000, respectively. The increases in net earnings were attributable to the significant increases in sales without commensurate increases in expenses.


LIQUIDITY AND CAPITAL RESOURCES

      Since the Company's inception in March 1986, the Company has relied upon equity capital and convertible debt as the primary source of its funds.
Shortly after inception, the Company was capitalized with $250,000 and in 1986 and 1987 private placements of Common Stock and Preferred Stock provided $25,704,000 in net proceeds to the Company. Additional net proceeds of $31,932,000 were raised by the Company in public equity offerings in 1988. Net proceeds of $24,070,000, $11,944,000 and $92,386,000 were raised by the Company in subsequent public equity offerings completed in 1989, 1990 and 1991, respectively. The Company also received proceeds of approximately $41,400,000 and $40,040,000 from private placements of its Common Stock with a subsidiary of Carrefour, completed in July 1989 and June 1991, respectively. The Company completed public offerings of zero coupon, convertible, subordinated debt in 1992 and 1993 raising net proceeds of approximately $146,000,000 and $185,000,000, respectively. In the first half of 1994, the Company registered approximately 10.5 million shares of common stock to be used for acquisitions of which approximately 5.7 million shares has been issued in 1994.

      Since the Company's store sales are substantially on a cash and carry basis, cash flow generated from operating stores provides a source of liquidity to the Company. Working capital requirements are reduced by vendor credit terms that allow the Company to finance a portion of its inventory. The Company utilizes private label credit card programs administered and financed by financial services companies, which allow the Company to expand store sales without the burden of additional receivables. All credit card receivables sold to the financial service company under one program were sold on a recourse basis. Proceeds to the Company for such receivables sold with recourse were approximately $185,000,000, $138,000,000 and $123,000,000 in 1993, 1992 and
1991, respectively. The outstanding balance of such receivables at December 25, 1993 was $39,900,000. The Company has also utilized capital equipment financings to fund working capital requirements.

      Sales made from the contract stationer warehouses are made under regular commercial credit terms where the Company carries its own receivables. This contributed to the increase in receivables in 1993 from 1992. As the Company expands into servicing additional large companies in the contract stationer portion of its business, it is expected that a greater portion of the Company's receivables will be carried.

Office Depot Inc. And Subsidiaries
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS (CONTINUED)

________________________________________________________________________________

      The Company added (net of closures) 67 stores in 1993, 56 stores in 1992, and 55 stores in 1991. As stores mature and become more profitable, and as the number of new stores opened in a year becomes a smaller percentage of the existing store base, cash generated from operations will provide a greater portion of funds required for new store inventories and other working capital requirements, therefore, net cash provided (used) in operating activities was $86,226,000, $(10,291,000), and $(39,288,000) for 1993, 1992 and 1991,
respectively. Cash generated from operations will be affected by an increase in receivables carried without outside financing and increases in inventory at the stores as the Company continues to expand its efforts in computers and business machines. Capital expenditures are also affected by the number of stores and warehouses opened or acquired each year and the increase in computer and other equipment at the corporate office required to support such expansion. Cash utilized for capital expenditures was $104,568,000 in 1993, $62,899,000 in 1992 and $54,778,000 in 1991.

      The Company opened 71 stores and closed 2 stores in 1994. Management estimates that the Company's cash requirements, exclusive of pre-opening expenses, were approximately $1,200,000 for each additional store. These expenditures include an average of approximately $600,000 for leasehold improvements, fixtures, point-of-sale terminals and other equipment in the stores, as well as approximately $600,000 for the portion of the store inventory that is not financed by vendors. In addition, management estimates that each new store required pre-opening expenses of approximately $125,000. The Company's expansion through 1994 was financed through cash on hand, funds generated from operations, equipment leased under the Company's lease facility and funds borrowed under the Company's revolving credit facility. The Company's financing requirements beyond 1994 will be affected by the number of new stores or warehouses opened or acquired.

      During 1993, the Company's cash balance increased by $7,501,000 and long- and short-term debt increased by $203,945,000 (including $161,318,000 assumed in the acquisitions of Eastman and Wilson of which $145,522,000 was paid off in
1993). This increase in cash and debt was primarily attributable to cash provided and debt incurred in the public debt offering, partially offset by payments for fixed assets and inventories for new stores. Additionally, cash of $136,573,000 was utilized in various transactions associated with the acquisition of Eastman and redemption of outstanding Eastman debt (see Note I to Consolidated Financial Statements).

      The Company has a credit agreement with its principal bank and a syndicate of commercial banks to provide for a working capital line of $200,000,000. The credit agreement provides that funds borrowed will bear interest, at the Company's option, at either 3/4% over the LIBOR rate or at a base rate linked to the prime rate. The Company must also pay a fee of 1/4% per annum on the available and unused portion of the credit facility. The credit facility currently expires in September 1996. As of December 25, 1993, the Company had no outstanding borrowings under the credit facility. In addition to the credit facility, the bank has provided a lease facility to the Company under which the bank has agreed to purchase up to $15,000,000 of equipment from the Company and lease such equipment back to the Company. As of December 25, 1993, the Company has utilized approximately $7,711,000 of this lease facility.


INFLATION AND SEASONALITY

      Although the Company cannot accurately determine the precise effects of inflation, it does not believe inflation has a material effect on sales or results of operations. The Company considers its business to be somewhat seasonal with sales generally slightly higher during the first and fourth quarters of each year.

Office Depot Inc. And Subsidiaries
INDEPENDENT AUDITORS' REPORT

________________________________________________________________________________

To the Board of Directors of Office Depot, Inc.

      We have audited the consolidated balance sheets of Office Depot, Inc. and Subsidiaries as of December 25, 1993 and December 26, 1992, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 25, 1993. Our audits also included the financial statement schedules listed in the Index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Office Depot, Inc. and Subsidiaries as of December 25, 1993 and December 26, 1992 and the results of their operations and their cash flows for each of the three years in the period ended December 25, 1993 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.




DELOITTE & TOUCHE LLP

Certified Public Accountants
Fort Lauderdale, Florida
February 8, 1994 (January 10, 1995 as to the effects of the business combinations and stock split described in Note L)

Office Depot Inc. And Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

________________________________________________________________________________

                                                          52 WEEKS      52 Weeks      52 Weeks
                                                            ENDED         Ended         Ended
                                                        DECEMBER 25,  December 26,  December 28,
                                                            1993          1992          1991
                                                        ------------  ------------  ------------
Sales     . . . . . . . . . . . . . . . . . . . . . .    $2,836,787    $1,962,953    $1,497,882
Cost of goods sold and occupancy costs  . . . . . . .     2,185,145     1,512,304     1,152,766
                                                         ----------    ----------    ----------
Gross profit  . . . . . . . . . . . . . . . . . . . .       651,642       450,649       345,116

Store and warehouse operating and selling expenses  .       423,272       301,743       240,572
Pre-opening expenses  . . . . . . . . . . . . . . . .         9,073         7,453         7,774
General and administrative expenses . . . . . . . . .        95,034        69,549        52,076
Amortization of goodwill  . . . . . . . . . . . . . .         1,617            49           ---
                                                         ----------     ---------    ----------
                                                            528,996       378,794       300,422
                                                         ----------     ---------    ----------
        Operating profit  . . . . . . . . . . . . . .       122,646        71,855        44,694
Other income (expense)
   Interest income  . . . . . . . . . . . . . . . . .         4,626         1,393           280
   Interest expense . . . . . . . . . . . . . . . . .       (11,322)       (2,658)       (3,992)
   Merger costs . . . . . . . . . . . . . . . . . . .           ---           ---        (8,950)
                                                         ----------     ---------    ----------
        Earnings before income taxes and extraordinary
          credit  . . . . . . . . . . . . . . . . . .       115,950        70,590        32,032
Income taxes  . . . . . . . . . . . . . . . . . . . .        45,118        25,345        13,246
                                                         ----------     ---------    ----------
        Earnings before extraordinary credit  . . . .        70,832        45,245        18,786
Extraordinary credit  . . . . . . . . . . . . . . . .           ---         1,396           614
                                                         ----------     ---------    ----------
Net earnings  . . . . . . . . . . . . . . . . . . . .    $   70,832     $  46,641    $   19,400
                                                         ==========     =========    ==========

Earnings per common and
    common equivalent share
    Earnings before extraordinary credit  . . . . . .    $      .48     $     .32    $      .15
    Extraordinary credit  . . . . . . . . . . . . . .           ---           .01           ---
                                                          ---------     ---------    ----------

    Net earnings  . . . . . . . . . . . . . . . . . .    $      .48     $     .33    $      .15
                                                          =========     =========    ==========





        The accompanying notes are an integral part of these statements.

Office Depot Inc. And Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

________________________________________________________________________________

                                                                   DECEMBER 25,      December 26,
                                                                       1993              1992
                                                                   ------------      ------------
                      ASSETS
Current Assets:
   Cash and cash equivalents  . . . . . . . . . . . . . . .         $  142,471       $ 134,970
   Receivables, net of allowances of $3,251 in
     1993 and $659 in 1992  . . . . . . . . . . . . . . . .            201,989          93,180
   Merchandise inventories  . . . . . . . . . . . . . . . .            663,147         473,501
   Deferred income taxes  . . . . . . . . . . . . . . . . .             26,166           9,348
   Prepaid expenses and refundable income taxes . . . . . .              5,069           6,992
                                                                    ----------       ---------
        Total current assets  . . . . . . . . . . . . . . .          1,038,842         717,991
                                                                    ----------       ---------
Property and Equipment, at Cost . . . . . . . . . . . . . .            354,943         232,906
      Less accumulated depreciation and amortization  . . .             86,777          59,247
                                                                    ----------       ---------
                                                                       268,166         173,659
Goodwill, net of amortization . . . . . . . . . . . . . . .            200,714           2,227
Other Assets  . . . . . . . . . . . . . . . . . . . . . . .             23,370          14,708
                                                                     ----------       ---------
                                                                    $1,531,092       $ 908,585
                                                                    ==========       =========

   LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable . . . . . . . . . . . . . . . . . . .         $  412,491       $ 255,563
     Accrued expenses . . . . . . . . . . . . . . . . . . .            132,691          69,676
     Income taxes . . . . . . . . . . . . . . . . . . . . .             13,242             432
     Current maturities of long-term debt . . . . . . . . .              9,304           5,894
                                                                    ----------       ---------
       Total current liabilities  . . . . . . . . . . . . .            567,728         331,565
Long-Term Debt, less current maturities . . . . . . . . . .             17,304           7,233
Deferred Taxes and Other Credits  . . . . . . . . . . . . .              5,478           4,800
Zero Coupon, Convertible, Subordinated Notes  . . . . . . .            350,298         151,080
Commitments and Contingencies . . . . . . . . . . . . . . .                ---             ---
Common Stockholders' Equity
     Common stock - authorized 300,000,000 shares of $.01
       par  value;  issued 149,114,196 in 1993 and
       142,088,182 in 1992 . . . . . . . . . . . . . . . .              1,491           1,421
     Additional paid-in capital  . . . . . . . . . . . . .            428,891         320,421
     Foreign currency translation adjustment . . . . . . .                383              98
     Retained earnings . . . . . . . . . . . . . . . . . .            161,269          93,717
     Less: 2,163,447 shares of treasury stock, at
       cost  . . . . . . . . . . . . . . . . . . . . . . .             (1,750)         (1,750)
                                                                    ----------       ---------
                                                                       590,284         413,907
                                                                    ----------       ---------
                                                                    $1,531,092       $ 908,585
                                                                    ==========       =========




        The accompanying notes are an integral part of these statements.

Office Depot Inc. And Subsidiaries
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Period from December 30, 1990 to December 25, 1993 (In thousands, except for number of shares)

________________________________________________________________________________

                                                                                                 FOREIGN
                                                     COMMON          COMMON      ADDITIONAL      CURRENCY
                                                      STOCK           STOCK       PAID-IN      TRANSLATION    RETAINED    TREASURY
                                                     SHARES          AMOUNT       CAPITAL       ADJUSTMENT    EARNINGS      STOCK
                                                     ------          ------       -------       ----------    --------      -----
Balance at December 30, 1990  . . . . . . . . .   116,314,741        $1,164      $136,570       $   ---        $31,317    $(1,750)
Sale of common stock, net of related costs  . .    16,785,000           168       132,258           ---            ---        ---
Exercise of stock options
  (including tax benefits)  . . . . . . . . . .     3,193,641            32        13,348           ---            ---        ---
Sale of stock under employee purchase plan  . .        39,564           ---           225           ---            ---        ---
401k plan matching contributions  . . . . . . .        58,181           ---           359           ---            ---        ---
S-Corporation distribution to stockholders  . .           ---           ---           ---           ---         (1,392)       ---
Net earnings for the period . . . . . . . . . .           ---           ---           ---           ---         19,400        ---
                                                  -----------        ------      --------        ------        -------    -------

Balance at December 28, 1991  . . . . . . . . .   136,391,127         1,364       282,760           ---         49,325     (1,750)
Exercise of stock options (including tax
  benefits) . . . . . . . . . . . . . . . . . .     5,581,980            57        36,513           ---            ---        ---
Sale of stock under employee purchase plan  . .        59,898           ---           705           ---            ---        ---
401k plan matching contributions  . . . . . . .        55,177           ---           443           ---            ---        ---
S-Corporation distribution to stockholders  . .           ---           ---           ---           ---         (2,249)       ---
Foreign currency translation adjustment . . . .           ---           ---           ---            98            ---        ---
Net earnings for the period . . . . . . . . . .           ---           ---           ---           ---         46,641        ---
                                                  -----------        ------      --------        ------        -------     ------

Balance at December 26, 1992  . . . . . . . . .   142,088,182         1,421       320,421            98         93,717     (1,750)
Issuance of common stock for acquisitions . . .     5,035,401            50        94,647           ---            ---
Exercise of stock options (including
  tax benefits) . . . . . . . . . . . . . . . .     1,841,505            18        11,272           ---            ---        ---
Sale of stock under employee purchase plan  . .        89,489             1         1,604           ---            ---        ---
401k plan matching contributions  . . . . . . .        59,619             1           947           ---            ---        ---
S-Corporation distribution to stockholders  . .           ---           ---           ---           ---         (3,280)       ---
Foreign currency translation adjustment . . . .           ---           ---           ---           285            ---        ---
Net earnings for the period . . . . . . . . . .                                       ---           ---         70,832        ---
                                                  -----------        ------      --------        ------       --------    -------
Balance at December 25, 1993  . . . . . . . . .   149,114,196        $1,491      $428,891        $  383       $161,269    $(1,750)
                                                  ===========        ======      ========        ======       ========    =======





        The accompanying notes are an integral part of these statements.

Office Depot Inc. And Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase in Cash and Cash Equivalents (in thousands)

________________________________________________________________________________

                                                           52 WEEKS        52 Weeks       52 Weeks
                                                            ENDED           Ended          Ended
                                                         DECEMBER 25,    December 26,   December 28,
                                                            1993            1992           1991
                                                         ------------    -----------    -----------
Cash flows from operating activities
    Cash received from customers  . . . . . . . . . .   $ 2,805,053     $ 1,909,402     $ 1,480,081
    Cash paid for inventory . . . . . . . . . . . . .    (2,130,771)     (1,500,727)     (1,162,121)
    Cash paid for store and warehouse operating,
       selling and general and administrative
       expenses . . . . . . . . . . . . . . . . . . .      (559,440)       (408,528)       (344,409)
    Interest received . . . . . . . . . . . . . . . .         4,654           1,373             247
    Interest paid . . . . . . . . . . . . . . . . . .        (2,595)         (2,637)         (3,959)
    Taxes paid  . . . . . . . . . . . . . . . . . . .       (30,675)         (9,174)         (9,127)
                                                        -----------     -----------     -----------
       Net cash provided (used) in operating
         activities . . . . . . . . . . . . . . . . .        86,226         (10,291)        (39,288)
                                                        -----------     -----------     -----------
Cash flows from investing activities
    Capital expenditures - net  . . . . . . . . . . .      (104,568)        (62,899)        (54,778)
    Purchase of Eastman common stock  . . . . . . . .       (20,001)            ---             ---
    Acquisition cash overdraft assumed, net . . . . .        (4,106)            ---             ---
                                                        -----------     -----------     -----------
       Net cash used in investing activities  . . . .      (128,675)        (62,899)        (54,778)
                                                        -----------     -----------     -----------
Cash flows from financing activities
    Proceeds from issuance of common stock  . . . . .           ---             ---         132,426
    Proceeds from exercise of stock options . . . . .        10,308          15,836           7,257
    Foreign currency translation adjustment . . . . .           285              98             ---
    Proceeds from long- and short-term borrowing  . .       192,559         152,170           4,067
    Payments on long- and short-term debt . . . . . .      (149,922)         (3,192)        (18,366)
    S-Corporation distribution to stockholders  . . .        (3,280)         (2,249)         (1,412)
                                                        -----------     -----------     -----------
       Net cash provided by financing activities  . .        49,950         162,663         123,972
                                                        -----------     -----------     -----------
       Net increase in cash and cash equivalents  . .         7,501          89,473          29,906
Cash and cash equivalents at beginning of period  . .       134,970          45,497          15,591
                                                        -----------     -----------     -----------
Cash and cash equivalents at end of period  . . . . .   $   142,471     $   134,970     $    45,497
                                                        ===========     ===========     ===========

Reconciliation of net earnings to net cash
    provided (used) in operating activities
       Net earnings . . . . . . . . . . . . . . . . .   $    70,832     $    46,641     $    19,400
Adjustments to reconcile net earnings to net cash
    provided (used) in operating activities
    Depreciation and amortization . . . . . . . . . .        31,762          20,722          16,287
Changes in assets and liabilities (net of effect of the
    Eastman and Wilson aquisitions)
    Increase in receivables . . . . . . . . . . . . .       (50,200)        (33,129)        (21,928)
    Increase in merchandise inventories . . . . . . .      (151,991)       (122,429)       (107,718)
    Increase in prepaid expenses, deferred income
      taxes and other assets  . . . . . . . . . . . .       (15,646)        (16,920)        ( 9,792)
    Increase in accounts payable, accrued
       expenses and deferred credit . . . . . . . . .       201,469          94,824          64,463
                                                        -----------     -----------     -----------

          Total adjustments . . . . . . . . . . . . .        15,394         (56,932)        (58,688)
                                                        -----------     -----------     -----------
           Net cash provided (used)
             in operating activities  . . . . . . . .   $    86,226     $   (10,291)    $   (39,288)
                                                        ===========     ===========     ===========

        The accompanying notes are an integral part of these statements.

Office Depot Inc. And Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
______________________________________________________________________________

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Office Depot, Inc. and subsidiaries (the "Company") operates a chain of high-volume office supply stores and contract stationer/delivery warehouses throughout the country. The Company was incorporated in March 1986 and opened its first store in October 1986.

Basis of Presentation

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

    All common stock share and per share amounts for all periods presented have been adjusted for a three-for-two stock split in June 1993 and a two-for-one stock split in May 1992 effected in the form of stock dividends. Additionally, all common stock share and per share amounts for all periods presented have been adjusted for a three-for-two stock split effected in the form of a stock dividend which occurred subsequent to the year ended December 25, 1993 (See Note L).

    Certain reclassifications were made to prior year statements to conform to current presentations.

Cash and Cash Equivalents

    The Company considers any highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Receivables

    Receivables are comprised of trade receivables not financed through outside programs as well as amounts due from vendors under rebate and cooperative advertising programs.

Merchandise Inventories

    Inventories are stated at the lower of weighted average cost or market value.

Income Taxes

    The Company currently provides for Federal and state income taxes currently payable as well as for those deferred because of temporary differences between reporting assets and liabilities for tax purposes and for financial statement purposes using the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this standard, deferred tax assets and liabilities represent the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. In prior years, the Company had provided for income taxes using the provisions of APB No. 11.

Property and Equipment

    Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on a straight line basis. Leasehold improvements are amortized over the terms of the respective leases or the service lives of the improvements.

Office Depot Inc. And Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
_______________________________________________________________________________

Goodwill

    Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible assets of businesses acquired. Goodwill is amortized on a straight-line basis over 40 years. Accumulated amortization of goodwill was $1,666,000 and $49,000 as of December 25, 1993 and December 26, 1992, respectively. Goodwill will be adjusted for a permanent decline in value, if any, as measured by the recoverability from projected future cash flows from the acquired businesses.

Pre-opening Expenses

    Pre-opening expenses related to new store openings are expensed as incurred.

Acquisition of The Office Club, Inc.

    On April 10, 1991, the Company completed its acquisition of The Office Club, Inc. ("Club"). The merger with Club was accounted for in 1991 on a "pooling of interests" basis for accounting and financial reporting purposes. Financial statements for periods prior to the merger have been restated to reflect the financial position and results of operations of the combined companies as if they had merged as of the beginning of the earliest period reported. Club became a wholly-owned subsidiary of the Company through the exchange of 38,956,172 shares of the Company's common stock for all of the outstanding stock of Club on a ratio of 1.791 shares of Depot stock for each Club share. References to Office Depot, Inc. and to The Office Club, Inc. before the merger will be referred to as "Depot" and "Club," respectively. Costs of $8,950,000 associated with the merger have been reflected in the results of operations for 1991.

Acquisitions of Contract Stationers

    Subsequent to December 25, 1993, the Company acquired six contract stationer companies. These acquisitions were accounted for on a "pooling of interests" basis for accounting and financial reporting purposes, therefore, the financial statements for the periods prior to the acquisitions have been restated to include the financial position, results of operations and cash flows of these companies as if they had been acquired as of the beginning of the earliest period presented. (See Note L)

Earnings Per Common and Common Equivalent Shares

    Net earnings per common equivalent share is based upon the weighted average number of shares and equivalents outstanding during each period. The weighted average number of common and common equivalent shares outstanding for the years ended December 25, 1993, December 26, 1992 and December 28, 1991 were 147,640,000, 143,263,000 and 125,967,000, respectively. Stock options and warrants are considered common stock equivalents. The zero coupon, convertible, subordinated notes are not a common stock equivalent and are anti-dilutive in the fully diluted computation.

Fiscal Year

    The Company is on a 52 or 53 week fiscal year ending on the last Saturday in December.

Postretirement Benefits

    The Company does not currently provide postretirement benefits for its employees.

Fair Value of Financial Instruments

    Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments", requires disclosure of the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the Consolidated Balance Sheet of the Company, for which it is practicable to estimate fair value. The estimated fair values of financial instruments which are presented herein have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value.

Office Depot Inc. And Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
________________________________________________________________________________

Accordingly, the estimates presented herein are not necessarily indicative of amounts the Company could realize in a current market exchange.

The following methods and assumptions were used to estimate fair value:

- -   the carrying amounts of cash and cash equivalents, receivables and accounts payable approximate fair value due to their short term nature;

- -   discounted cash flows using current interest rates for financial instruments with similar characteristics and maturity were used to determine the fair value of short-term and long-term debt; and,

- -   market prices were used to determine the fair value of the zero coupon, convertible, subordinated notes.

    There was no significant difference as of December 25, 1993 in the carrying value and fair market value of financial instruments except for the zero coupon, convertible, subordinated notes which had a carrying value of $350,298,000 and a fair value of $419,750,000.


NOTE B - PROPERTY AND EQUIPMENT

   Property and equipment consists of:

                                                              DECEMBER 25,         December 26,
                                                                 1993                 1992
                                                              ------------         ------------
                                                                       (in thousands)


      Land and buildings  . . . . . . . . . . . . . . .       $   38,217            $   19,222
      Furniture, fixtures and equipment . . . . . . . .          139,842                89,283
      Automotive equipment  . . . . . . . . . . . . . .           15,837                 9,207
      Leasehold improvements  . . . . . . . . . . . . .          144,769               102,295
      Equipment under capital lease . . . . . . . . . .           16,278                12,899
                                                              ----------            ----------
                                                                 354,943               232,906
      Less accumulated depreciation and amortization              86,777                59,247
                                                              ----------            ----------
                                                              $  268,166            $  173,659
                                                              ==========            ==========

   Equipment under capital leases included above consists of:

                                                              DECEMBER 25,         December 26,
                                                                 1993                 1992
                                                              ------------         ------------
                                                                        (in thousands)
      Equipment . . . . . . . . . . . . . . . . . . . .       $   16,278            $  12,899
      Accumulated depreciation  . . . . . . . . . . . .           11,105                8,458
                                                              ----------            ---------
                                                              $    5,173            $   4,441
                                                              ==========            =========

Office Depot Inc. And Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

________________________________________________________________________________


NOTE C - LONG-TERM DEBT

    Long-term debt consists of the following:

                                                            DECEMBER 25,   December 26,
                                                               1993           1992
                                                            ------------  -------------
                                                                 (in thousands)
    Capital lease obligations collateralized by certain
       equipment and fixtures . . . . . . . . . . . .        $  5,496     $   4,258
    13% senior subordinated notes, unsecured and due 2002      10,368           ---
    Notes payable interest rates ranging from 7% to 12%,
       payable on demand  . . . . . . . . . . . . . .           2,274         1,781
    Short-term bank borrowings  . . . . . . . . . . .           3,099         3,761
    Installment notes,  interest rates ranging from 5.9%
       to 18.7%, payable in monthly installments through
       April 1998, collateralized by certain telephone
       equipment and vehicles . . . . . . . . . . . .           5,371         3,327
                                                             --------     ---------
                                                               26,608        13,127
    Less current portion  . . . . . . . . . . . . . .           9,304         5,894
                                                             --------     ---------
                                                             $ 17,304     $   7,233
                                                             ========     =========

    Maturities of long-term debt are as follows:

                                                           DECEMBER 25,
                                                               1993
                                                           ------------
                                                          (IN THOUSANDS)
    1994  . . . . . . . . . . . . . . . . . . . . . .        $  9,304
    1995  . . . . . . . . . . . . . . . . . . . . . .           2,122
    1996  . . . . . . . . . . . . . . . . . . . . . .             764
    1997  . . . . . . . . . . . . . . . . . . . . . .             689
    1998 and after  . . . . . . . . . . . . . . . . .          13,729
                                                             --------
                                                             $ 26,608
                                                             ========

    Future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 25, 1993 are as follows:


                                                           DECEMBER 25,
                                                               1993
                                                           ------------
                                                          (IN THOUSANDS)
    1994  . . . . . . . . . . . . . . . . . . . . . .        $  2,624
    1995  . . . . . . . . . . . . . . . . . . . . . .           1,271
    1996  . . . . . . . . . . . . . . . . . . . . . .             542
    1997  . . . . . . . . . . . . . . . . . . . . . .             437
    1998 and after  . . . . . . . . . . . . . . . . .           1,927
                                                             --------
    Minimum lease payments  . . . . . . . . . . . . .           6,801
    Less: amount representing interest at 9.5% to 15.0%         1,305
                                                             --------
    Present value of net minimum lease payments . . .           5,496
    Less: current portion . . . . . . . . . . . . . .           2,264
                                                              -------
    Noncurrent portion  . . . . . . . . . . . . . . .        $  3,232
                                                              =======

    The Company has a credit agreement with its principal bank and a syndicate of commercial banks to provide for a working capital line of $200,000,000.
The agreement provides that funds borrowed will bear interest, at the Company's option, at either 3/4% over the LIBOR rate or at a base rate linked to the prime rate. The Company must also pay a fee of 1/4% per annum on the available

Office Depot Inc. And Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

________________________________________________________________________________

and unused portion of the credit facility. The credit facility currently expires in September 1996. In addition to the credit facility, the bank has provided a lease facility to the Company under which the bank has agreed to purchase up to $15,000,000 of equipment from the Company and lease such equipment back to the Company. As of December 25, 1993, the Company had no outstanding borrowings under the revolving credit facility and had utilized approximately $7,711,000 of the lease facility. The loan agreement contains covenants relating to various financial statement ratios and provides for a limitation on the payment of cash dividends on common stock, not to exceed 25% of net earnings, without the bank's consent.

    Short-term bank borrowings consisted of a $3,000,000 line of credit arrangement with a bank for one of the contract stationers and various 180 day renewable loans. The line of credit borrowings are subject to limitations based on qualified accounts receivable. The outstanding balance as of December 25, 1993 was $1,101,000. Interest payments are due monthly, at prime plus 1% which was 7% as of December 25, 1993. The 180 day renewable loans accrue interest at rates ranging from prime to prime plus 1% per annum. The balance of these borrowings at December 25, 1993 was $1,998,000.


NOTE D - ZERO COUPON, CONVERTIBLE, SUBORDINATED NOTES

    On December 11, 1992, the Company issued $316,250,000 principal amount of Liquid Yield Option Notes (LYONs) with a price to the public of $150,769,000. The issue price of each such LYON was $476.74 and there will be no periodic payments of interest. The LYONs will mature on December 11, 2007 at $1,000 per LYON representing a yield to maturity of 5% (computed on a semi-annual bond equivalent basis).

    On November 1, 1993, the Company issued $345,000,000 principal amount of LYONs with a price to the public of $190,464,000. The issue price of each such LYONs was $552.07 and there will be no periodic payments of interest. These LYONs will mature on November 1, 2008 at $1,000 per LYON, representing a yield to maturity of 4% (computed on a semi-annual bond equivalent basis).

    All LYONs are subordinated to all existing and future senior indebtedness of the Company.

    Each LYON is convertible at the option of the holder at any time on or prior to maturity, unless previously redeemed or otherwise purchased by the Company, into common stock of the Company at a conversion rate of 29.263 shares per 1992 LYON and 21.234 shares per 1993 LYON. The LYONs may be required to be purchased by the Company, at the option of the holder, as of December 11, 1997 and December 11, 2002 for the 1992 LYONs and as of November 1, 2000 for the 1993 LYONs, at the issue price plus accrued original issue discount. The Company, at its option, may elect to pay the purchase price on any particular purchase date in cash or common stock, or any combination thereof.

    In addition, prior to December 11, 1997 for the 1992 LYONs and prior to November 1, 2000 for the 1993 LYONs, the LYONs will be purchased for cash by the Company, at the option of the holder, in the event of a change in control of the Company. Beginning on December 11, 1996, for the 1992 LYONs and on November 1, 2000 for the 1993 LYONs, the LYONs are redeemable for cash at any time at the option of the Company in whole or in part at the issue price plus accrued original issue discount through the date of redemption.


NOTE E - INCOME TAXES

    Effective December 27, 1992, the Company adopted the provisions of Statement No. 109, "Accounting for Income Taxes." The Company's adoption in 1993 of Statement No. 109 did not result in a material adjustment and was recognized in the results of operations. The Company chose not to restate prior years' results or disclosures as permitted by the Statement.

    Club commenced operations in 1986 and incurred losses through 1989. The resulting net operating loss carryforward was partially utilized in 1991 and fully utilized in 1992.

Office Depot Inc. And Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

________________________________________________________________________________

    Four of the contract stationers acquired in 1994 were organized as S-corporations and therefore did not provide for income taxes prior to their respective acquisitions.

    The income tax provision consists of the following:

                                                                  52 WEEKS          52 Weeks          52 Weeks
                                                                   ENDED             Ended              Ended
                                                                DECEMBER 25,      December 26,      December 28,
                                                                   1993               1992              1991
                                                                ------------      -----------       ------------
                                                                                 (in thousands)
    Current
       Federal  . . . . . . . . . . . . . . . . . . .            $ 40,068           $ 24,152         $ 12,854
       State  . . . . . . . . . . . . . . . . . . . .               9,449              3,392            2,909
    Deferred (benefit)  . . . . . . . . . . . . . . .              (4,399)            (2,199)          (2,517)
                                                                 --------           --------         --------
    Total provision for income taxes  . . . . . . . .            $ 45,118           $ 25,345         $ 13,246
                                                                 ========           ========         ========

The tax effected components of deferred income tax accounts as of December 25, 1993 are as follows:

                                                                ASSETS                LIABILITIES
                                                                ------                -----------
                                                                       (in thousands)
    Interest premium on notes redeemed  . . . . . . .          $ 7,832
    Self-insurance costs  . . . . . . . . . . . . . .            6,466
    Inventory costs capitalized for tax purposes  . .            3,215
    Excess of tax over book depreciation  . . . . . .              ---                   $3,208
    Capitalized leases  . . . . . . . . . . . . . . .              ---                    3,160
    Other items . . . . . . . . . . . . . . . . . . .           14,435                    3,218
                                                               -------                   ------
                                                               $31,948                   $9,586
                                                               =======                   ======


The components of deferred income tax (benefit) are as follows:

                                                              52 Weeks                 52 Weeks
                                                               Ended                    Ended
                                                            December 26,            December 28,
                                                               1992                     1991
                                                            ------------            ------------
                                                                      (in thousands)
    Excess of tax over book depreciation  . . . . . .          $   438                  $    67
    Inventory costs capitalized for tax purposes  . .             (535)                    (435)
    Vacation pay  . . . . . . . . . . . . . . . . . .             (380)                    (305)
    Self-insurance costs  . . . . . . . . . . . . . .           (3,032)                  (1,941)
    Capitalized leases  . . . . . . . . . . . . . . .              720                      368
    Deferred book loss benefit recognized . . . . . .              888                      148
    Other items, net  . . . . . . . . . . . . . . . .             (298)                     (61)
    Pre-opening costs . . . . . . . . . . . . . . . .              ---                     (358)
                                                               -------                  -------
    Total deferred benefit  . . . . . . . . . . . . .          $(2,199)                 $(2,517)
                                                               =======                  =======

Office Depot Inc. And Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

________________________________________________________________________________

The following schedule is a reconciliation of income taxes at the federal statutory rate to the provision for income taxes:

                                                                  52 WEEKS          52 Weeks          52 Weeks
                                                                   ENDED             Ended             Ended
                                                                DECEMBER 25,      December 26,      December 28,
                                                                   1993              1992              1991
                                                                ------------      -----------       ------------
                                                                                 (in thousands)
    Tax computed at the statutory rate  . . . . . . .           $   40,583         $  24,000         $ 10,890
    State taxes net of federal benefit  . . . . . . .                5,748             3,539            1,727
    Effect of S-corporation income prior to
       acquisitions . . . . . . . . . . . . . . . . .               (1,709)           (1,888)          (1,132)
    Nondeductible goodwill amortization . . . . . . .                  483               ---              ---
    Nondeductible merger costs  . . . . . . . . . . .                  ---               ---            1,700
    Other items, net  . . . . . . . . . . . . . . . .                   13              (306)              61
                                                                ----------         ---------        ---------
    Provision for income taxes  . . . . . . . . . . .           $   45,118         $  25,345        $  13,246
                                                                ==========         =========        =========


NOTE  F - COMMITMENTS AND CONTINGENCIES

Leases

    The Company conducts its operations in various leased facilities under leases that are classified as operating leases for financial statement purposes. The leases provide for the Company to pay real estate taxes, common area maintenance, and certain other expenses, including, in some instances, contingent rentals based on sales. Lease terms, excluding renewal option periods exercisable by the Company at escalated rents, expire between 1994 and 2015. In addition to the base lease term, the Company has various renewal option periods. Also, certain equipment used in the Company's operations is leased under operating leases. A schedule of fixed operating lease commitments follows:

                                                                  DECEMBER 25,
                                                                     1993
                                                                 --------------
                                                                 (in thousands)
    1994  . . . . . . . . . . . . . . . . . . . . . .              $  96,169
    1995  . . . . . . . . . . . . . . . . . . . . . .                 94,493
    1996  . . . . . . . . . . . . . . . . . . . . . .                 87,328
    1997  . . . . . . . . . . . . . . . . . . . . . .                 81,252
    1998  . . . . . . . . . . . . . . . . . . . . . .                 77,436
    Thereafter  . . . . . . . . . . . . . . . . . . .                321,764
                                                                   ---------
                                                                   $ 758,442
                                                                   =========

    The above amounts include 27 stores leased but not yet opened as of December 25, 1993. The Company is in the process of opening new stores in the ordinary course of business and leases signed subsequent to December 25, 1993 are not included in the above described commitment amount. Rent expense, including equipment rental, was approximately $94,017,000, $74,738,000 and $64,332,000, during 1993, 1992 and 1991, respectively.

Office Depot Inc. And Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

________________________________________________________________________________


Other

    Certain holders of the Company's common stock have limited demand registration rights. The costs of such registration will generally be borne by the Company.

    The Company is involved in litigation arising in the normal course of its business. In the opinion of management, these matters will not materially affect the financial position or results of operations of the Company.

    As of December 25, 1993, the Company has reserved 16,580,313 shares of unissued common stock for conversion of the subordinated notes (see Note D).


NOTE G - EMPLOYEE BENEFIT PLANS

Stock Option Plans

    As of December 25, 1993, the Company had reserved 17,050,704 shares of common stock for issuance to officers and key employees under its 1986 and 1987 Incentive Stock Option Plans, its 1988 and 1989 Employees Stock Option Plans, its Directors Stock Option Plan and the Club Incentive Stock Option Plan.
Under these plans, the option price must be equal to or in excess of the market price of the stock on the date of the grant or, in the case of employees who own 10% or more of common stock, the minimum price must be 110% of the market price.

    Options granted to date become exercisable from one to four years after the date of grant, provided that the individual is continuously employed by the Company. All options expire no more than ten years after the date of grant. Options to purchase 3,835,272 shares and 2,350,809 shares were exercisable at December 25, 1993 and December 26, 1992, respectively. No amounts have been charged to income under the plan.

                                                             NUMBER OF                       OPTION PRICE
                                                              SHARES                          PER SHARE
                                                           -------------                    --------------
    Outstanding at December 30, 1990  . . . . . . . .        8,946,779                     $   .02--- 5.84
    Granted . . . . . . . . . . . . . . . . . . . . .        4,826,295                     $  2.10--- 8.72
    Canceled  . . . . . . . . . . . . . . . . . . . .          546,917                     $  1.98--- 8.00
    Exercised . . . . . . . . . . . . . . . . . . . .        2,368,836                     $   .02--- 5.78
                                                            ----------
    Outstanding at December 28, 1991  . . . . . . . .       10,857,321                     $   .02--- 8.72
    Granted . . . . . . . . . . . . . . . . . . . . .        2,558,363                     $  8.88---15.28
    Canceled  . . . . . . . . . . . . . . . . . . . .          764,532                     $   .42---12.94
    Exercised . . . . . . . . . . . . . . . . . . . .        3,914,957                     $   .02--- 8.72
                                                            ----------
    Outstanding at December 26, 1992  . . . . . . . .        8,736,195                     $   .02---15.28
    Granted . . . . . . . . . . . . . . . . . . . . .        2,214,702                     $ 13.22---23.84
    Canceled  . . . . . . . . . . . . . . . . . . . .          449,628                     $  1.76---17.92
    Exercised . . . . . . . . . . . . . . . . . . . .        1,785,528                     $   .30---15.00
                                                            ----------
    Outstanding at December 25, 1993  . . . . . . . .        8,715,741                     $   .02---23.84
                                                            ==========

Other Stock Options

    On December 28, 1987, a nonqualified option to purchase 3,149,996 shares of common stock was issued to the Company's chief executive officer. The option with respect to 449,996 shares was exercisable upon issuance, with the balance exercisable one-third each year commencing one year from the date of issue. Options to purchase an aggregate of 337,496 shares were also issued to two of the Company's principal officers.

Office Depot Inc. And Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

________________________________________________________________________________


    The exercise price on the above described nonqualified options is $.42 per share. Options for 449,996 shares were exercised in February 1988. In 1990, options for 224,996 shares were exercised and options for 112,500 shares were canceled. In 1991, options for 900,000 shares were exercised. In 1992, options for the remaining 1,800,000 shares were exercised.

Employee Stock Purchase Plan

    In October 1989, the Board of Directors approved an Employee Stock Purchase Plan, which permits eligible employees to purchase common stock from the Company at 90% of its fair market value through regular payroll deductions.
The maximum number of shares eligible for purchase under the plan is 1,125,000.

Retirement Savings Plan

    In February 1990, the Board of Directors approved a Retirement Savings Plan, which permits eligible employees to make contributions to the plan on a pretax salary reduction basis in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The Company makes a matching stock contribution of 50% of the employee's pretax contribution up to a maximum of 3% of the employee's compensation in any calendar year. The Office Club plan provided a cash match up to certain limits. The Office Club Plan was terminated in early 1993 and all employees were given the opportunity to join the Depot plan. Retirement savings plans of the acquired companies will be merged into the Office Depot Plan in 1994 and 1995.


NOTE H - CAPITAL STOCK

    In May 1993, the Board of Directors and stockholders approved an amendment to the Company's Certificate of Incorporation, which increased the authorized number of shares of common stock from 200,000,000 to 300,000,000 shares. As of December 25, 1993, there were 1,000,000 shares of $.01 par value preferred stock authorized of which none are issued or outstanding.

Common Stock

    On June 7, 1991, 6,435,000 shares of common stock were sold to a subsidiary of Carrefour, a French hypermarket retailer, at a price of $6.22 per share.

    On December 24, 1991, the Company completed a public offering of 10,350,000 shares of common stock at $9.33 per share.


NOTE I - ACQUISITIONS

    On May 17, 1993, the Company acquired substantially all of the assets and assumed certain of the liabilities of the office supply business of Wilson Stationery & Printing Company ("Wilson"), a contract stationer based in Houston Texas. The Company issued 995,821 shares of common stock, representing $15,000,000 at market value at date of issuance, in exchange for the acquired net assets of Wilson. This acquisition was accounted for as a purchase.

    On September 13, 1993, the Company acquired the common stock of Eastman Office Products Corporation ("Eastman"), a contract stationer and office furniture dealer headquartered in California that operates primarily in the western United States. In connection with the acquisition, the Company issued 4,039,580 shares of common stock with a market value of approximately $79,707,000 and paid out $20,001,000 in cash. This acquisition was accounted for as a purchase. The Company has allocated the purchase price to the assets acquired and liabilities assumed based on information obtained to date. The allocation will be finalized when all necessary information regarding the fair values of the assets and liabilities is available. The Company also acquired the outstanding preferred stock of Eastman for $13,158,000. Additionally, the Company offered to purchase for cash pursuant to a tender offer of $90,000,000 principal amount of Eastman, Inc.'s 13% Series B Subordinated Notes due 2002 (the "Notes"). Pursuant to the tender offer, in October 1993 the Company purchased $81,750,000 principal amount of the Notes for $103,414,000 in cash.

Office Depot Inc. And Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

________________________________________________________________________________


    The excess of the cost over the fair value of net assets acquired for the above acquisitions is being amortized over 40 years on a straight-line method. The Company's Consolidated Statement of Earnings includes the operating results of acquisitions from the respective dates of the purchases. The following represents the pro forma results of operations assuming the acquisitions of Eastman and Wilson had taken place on December 29, 1991.

                                                                  52 WEEKS                 52 Weeks
                                                                   ENDED                    Ended
                                                             DECEMBER 25, 1993        December 26, 1992
                                                             -----------------        -----------------

                                                             (in thousands, except per share amounts)
                                                                            (unaudited)
    Sales . . . . . . . . . . . . . . . . . . . . . .           $3,085,923               $2,308,492
    Net Earnings Before Extraordinary Credit  . . . .               69,935                   45,294

    Net Earnings Before Extraordinary Credit
    Per Share . . . . . . . . . . . . . . . . . . . .                  .46                      .31

    This pro forma information is not necessarily indicative of the actual results of operations that would have occurred had the acquisitions been made as of December 29, 1991, or of results which may occur in the future.


NOTE J - SUPPLEMENTAL INFORMATION OF NONCASH INVESTING AND FINANCING ACTIVITIES

    The Consolidated Statements of Cash Flows for 1993 and 1992 do not include noncash financing transactions of $3,525,000 and $21,882,000, respectively, relating to additional paid-in capital associated with tax benefits of stock options exercised and $8,754,000 for 1993 associated with accreted interest on convertible, subordinated notes.

    The Consolidated Statement of Cash Flows for 1993 does not include noncash investing and financing transactions associated with common stock issued for the acquisition of net assets of Wilson and of Eastman. The components of the transactions are as follows:

                                                                           (in thousands)
    Fair value of assets acquired (including goodwill)                          $328,603
    Liabilities assumed . . . . . . . . . . . . . . .                           (213,895)
                                                                               ---------
    Net assets acquired . . . . . . . . . . . . . . .                            114,708
    Total issuance of common stock  . . . . . . . . .                             94,707
                                                                               ---------
    Cash used to purchase Eastman
       common stock . . . . . . . . . . . . . . . . .                          $  20,001
                                                                               =========

NOTE K - RECEIVABLES SOLD WITH RECOURSE

    The Company has two private label credit card programs which are managed by financial services companies. All credit card receivables sold to the financial services company under one of these programs were sold on a recourse basis. Proceeds to the Company for such receivables sold with recourse were approximately $185,000,000, $138,000,000 and $123,000,000 in 1993, 1992 and
1991, respectively. The Company's maximum exposure to off-balance sheet credit risk is represented by the outstanding balance of private label credit card receivables with recourse, which totaled approximately $39,900,000 at December 25, 1993. The financial services company periodically estimates the percentage to be withheld from proceeds for receivables sold to achieve the necessary reserve for potential uncollectible amounts. The Company expenses such withheld amounts at the time of sale to the financial services company.

Office Depot Inc. And Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

________________________________________________________________________________

NOTE L - SUBSEQUENT EVENTS

In February 1994, the Company issued 2,335,746 shares of common stock in connection with the acquisitions of L. E. Muran Co. Inc. ("Muran"), a Boston-based contract stationer and Yorkship Press, Inc. ("Yorkship"), a contract stationer servicing Philadelphia and southern New Jersey. In May 1994, the Company acquired all of the outstanding stock of Midwest Carbon Company ("Midwest"), a Minneapolis based contract stationer, and Silver's Inc. ("Silver's"), a Detroit based contract stationer. The Company issued 1,448,591 shares of common stock in connection with the acquisitions of Midwest and Silver's. Additionally, in August 1994, the Company acquired all the outstanding stock of J. A. Kindel Company, Inc. ("Kindel"), a Cincinnati based contract stationer, and Allstate Office Products, Inc. ("Allstate"), a contract stationer in Tampa. The Company issued 1,916,009 shares of common stock in connection with the acquisitions of Kindel and Allstate. These acquisitions were accounted for on a "pooling of interests" basis and, accordingly, the accompanying financial statements have been restated to include the accounts and operations of these companies for all periods presented.

Following is a summary of the effect of the restatement of the "pooling of interests" basis for previously issued financial statements as of December 25, 1993 and for the fiscal years ended December 25, 1993, December 26, 1992 and December 28, 1991.

                      OFFICE DEPOT, INC. AND SUBSIDIARIES
                        COMBINED RESTATED BALANCE SHEET
                               December 25, 1993
                                 (In thousands)

                                                                                      Pooling
                                                           Office Depot             Adjustments
                                                          (as previously            for Acquired                 Combined
                                                            reported)                Companies                   Restated
                                                            ---------                ---------                   ---------
Accounts receivable, net allowance                         $   165,182                $  36,807                 $   201,989
Merchandise inventories                                        643,773                   19,374                     663,147
Other current assets                                           169,207                    4,499                     173,706
                                                           -----------                 --------                 -----------

Total current assets                                           978,162                   60,680                   1,038,842

Property and equipment, net of
    accumulated depreciation                                   262,144                    6,022                     268,166
Goodwill, net of accumulated amortization                      200,462                      252                     200,714
Other assets                                                    23,131                      239                      23,370
                                                           -----------                ---------                 -----------

Total assets                                               $ 1,463,899                $  67,193                 $ 1,531,092
                                                           ===========                =========                 ===========

Accounts payable                                           $   393,185                $  19,306                 $   412,491
Other current liabilities                                      144,020                   11,217                     155,237
                                                           -----------                ---------                 -----------
Total current liabilities                                      537,205                   30,523                     567,728
Long-term debt                                                 366,527                    1,075                     367,602
Other non-current liabilities                                    5,478                      ---                       5,478
Common stockholders' equity                                    554,689                   35,595                     590,284
                                                           -----------                ---------                 -----------

Total liabilities and stockholders' equity                 $ 1,463,899                $  67,193                 $ 1,531,092
                                                           ===========                =========                 ===========

                      OFFICE DEPOT, INC. AND SUBSIDIARIES
                   COMBINED RESTATED STATEMENTS OF EARNINGS
                   (In thousands, except per share amounts)

                                        52 Weeks Ended December 25, 1993           52 Weeks Ended December 26, 1992
                                                    Pooling                                    Pooling
                                                  Adjustment                                 Adjustment
                                        Office   for Acquired  Combined            Office    for Acquired   Combined
                                      Depot (1)    Companies   Restated          Depot (1)    Companies     Restated
                                      ---------    ---------   --------          ---------    ---------     --------
Sales                                 $2,579,494    $257,293 $2,836,787          $1,732,965     $229,988   $1,962,953
Cost of goods sold and occupancy
  costs                                1,996,462     188,683  2,185,145           1,345,295      167,009    1,512,304
                                      ----------    -------- ----------          ----------     --------   ----------

Gross profit                             583,032      68,610    651,642             387,670       62,979      450,649

Operating expenses                       470,470      58,526    528,996             325,461       53,333      378,794
                                      ----------    -------- ----------          ----------     --------   ----------
Operating profit                         112,562      10,084    122,646              62,209        9,646       71,855

Other income (expense)                    (6,042)       (654)    (6,696)               (156)      (1,109)      (1,265)
                                      ----------    -------- ----------          ----------     --------   ----------
Earnings before income taxes and
    extraordinary credit                 106,520       9,430    115,950              62,053        8,537       70,590

Income taxes                              43,103       2,015     45,118              24,261        1,084       25,345
                                      ----------    -------- ----------          ----------     --------   ----------

Earnings before extraordinary credit      63,417       7,415     70,832              37,792        7,453       45,245

Extraordinary credit                         ---         ---        ---               1,396          ---        1,396
                                      ----------    -------- ----------          ----------     --------   ----------

Net earnings                          $   63,417    $  7,415 $   70,832          $   39,188     $   7,453  $   46,641
                                      ==========    ======== ==========          ==========     =========  ==========

Earnings per common and common
    equivalent share                  $     0.45             $     0.48          $     0.28                $     0.33
                                      ==========             ==========          ==========                ==========
Average common and common equivalent
    shares                               141,941                147,640             137,564                   143,263
                                      ==========             ==========          ==========                ==========


                                       52 Weeks Ended December 28, 1991
                                                   Pooling
                                                 Adjustment
                                       Office   for Acquired   Combined
                                      Depot (1)   Companies    Restated
                                      ---------   ---------    --------
Sales                                $1,300,847   $197,035   $1,497,882
Cost of goods sold and occupancy
  costs                               1,009,059    143,707    1,152,766
                                     ----------   --------   ----------
Gross profit                            291,788     53,328      345,116

Operating expenses                      253,731     46,691      300,422
                                     ----------   --------   ----------

Operating profit                         38,057      6,637       44,694

Other income (expense)                  (11,185)    (1,477)     (12,662)
                                     ----------   --------   ----------
Earnings before income taxes and
    extraordinary credit                 26,872      5,160       32,032

Income taxes                             12,495        751       13,246
                                     ----------   --------   ----------

Earnings before extraordinary credit     14,377      4,409       18,786

Extraordinary credit                        614        ---          614
                                     ----------   --------   ----------

Net earnings                         $   14,991   $  4,409   $   19,400
                                     ==========   ========   ==========

Earnings per common and common
    equivalent share                 $     0.12              $     0.15
                                     ==========              ==========
Average common and common equivalent
    shares                              120,267                 125,966
                                     ==========              ==========

(1) As previously reported with certain reclassifications.

Office Depot Inc. And Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS CONTINUED

________________________________________________________________________________

NOTE L - SUBSEQUENT EVENTS (CONTINUED)

In June 1994, the Company completed a three-for-two split of the Company's common stock. All historical share and per share information has been restated to reflect the stock split (see Note A).

NOTE M - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                     FIRST      SECOND       THIRD       FOURTH
                                                    QUARTER    QUARTER      QUARTER     QUARTER
                                                    -------    -------      -------     -------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
FISCAL YEAR ENDED DECEMBER 25, 1993
Net sales . . . . . . . . . . . . . . . . . . .    $ 643,501  $ 587,817   $ 727,018    $ 878,451
Gross profit (a)  . . . . . . . . . . . . . . .      146,669    134,866     164,510      205,597
                                                   ---------  ---------   ---------    ---------
Net earnings  . . . . . . . . . . . . . . . . .    $  15,675  $  12,181   $  19,314    $  23,662
                                                   =========  =========   =========    =========

Net earnings per common share . . . . . . . . .    $     .11  $     .08   $     .13    $     .16
                                                   =========  =========   =========    =========

FISCAL YEAR ENDED DECEMBER 26, 1992
Net sales . . . . . . . . . . . . . . . . . . .    $ 488,989  $ 439,282   $ 492,192    $ 542,490
Gross profit (a)  . . . . . . . . . . . . . . .      112,644    101,471     112,656      123,878
Earnings before extraordinary item  . . . . . .       11,082      8,449      11,943       13,771
Extraordinary item  . . . . . . . . . . . . . .          ---        ---         ---        1,396
                                                   ---------  ---------   ---------    ---------
Net earnings  . . . . . . . . . . . . . . . . .    $  11,082  $   8,449   $  11,943    $  15,167
                                                   =========  =========   =========    =========
Earnings per common share before
    extraordinary item  . . . . . . . . . . . .    $     .08  $     .06   $     .08    $     .10
Exraordinary item . . . . . . . . . . . . . . .           --         --          --          .01
                                                   ---------  ---------   ---------    ---------
Net earnings per common share . . . . . . . . .    $     .08  $     .06   $     .08    $     .11
- ---------------                                    =========  =========   =========    =========

(a) Gross profit is net of occupancy costs.

                                                                      SCHEDULE V

                      OFFICE DEPOT INC. AND SUBSIDIARIES
                         PROPERTY, PLANT AND EQUIPMENT
                                (IN THOUSANDS)



      COLUMN A                                       COLUMN B     COLUMN C     COLUMN D      COLUMN E       COLUMN F
    ----------                                       --------     --------     --------      --------       --------
                                                     BALANCE AT                                            BALANCE AT
                                                     BEGINNING   ADDITIONS                     OTHER         END OF
  CLASSIFICATIONS                                    OF PERIOD    AT COST     RETIREMENTS     CHANGES        PERIOD
- --------------------                                 ---------  ------------  -----------   -----------   ------------
Period Ended December 25, 1993
    Land and buildings                               $ 19,222    $ 21,133       $(2,138)     $       0     $  38,217
    Furniture, fixtures and equipment                  89,283      52,659        (2,100)             0       139,842
    Automotive equipment                                9,207       7,358          (728)             0        15,837
    Leasehold Improvements                            102,295      43,620        (1,146)             0       144,769
    Equipment under capital lease                      12,899       3,436           (57)             0        16,278
                                                     --------    --------       -------      ---------     ---------

                                                     $232,906    $128,206       $(6,169)     $       0     $ 354,943
                                                     ========    ========       =======      =========     =========


Period Ended December 26, 1992
    Land and buildings                               $  8,574      12,375       $(1,727)     $       0     $  19,222
    Furniture, fixtures and equipment                  68,780      21,367          (864)             0        89,283
    Automotive equipment                                7,226       2,203          (222)             0         9,207
    Leasehold Improvements                             76,564      26,736        (1,005)             0       102,295
    Equipment under capital lease                      12,899           0             0              0        12,899
                                                     --------    --------       -------      ---------     ---------
                                                     $174,043    $ 62,681       $(3,818)     $       0     $ 232,906
                                                     ========    ========       =======      =========     =========


Period Ended December 28, 1991
    Land and buildings                               $  6,574    $  2,440       $  (440)     $       0     $   8,574
    Furniture, fixtures and equipment                  44,191      25,992          (288)        (1,115)       68,780
    Automotive equipment                                4,925       1,283           (97)         1,115         7,226
    Leasehold Improvements                             49,828      27,160          (424)             0        76,564
    Equipment under capital lease                      12,552         347       $     0      $       0        12,899
                                                     --------    --------       -------      ---------     ---------

                                                     $118,070    $ 57,222       $(1,249)     $       0     $ 174,043
                                                     ========    ========       =======      =========     =========

                                                                SCHEDULE VI

                      OFFICE DEPOT INC. AND SUBSIDIARIES
                    ACCUMULATED DEPRECIATION, DEPLETION AND
                 AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT
                                (IN THOUSANDS)



      COLUMN A                                    COLUMN B       COLUMN C     COLUMN D       COLUMN E        COLUMN F
    ----------                                    --------       --------     --------       --------        --------
                                                  BALANCE AT                                                BALANCE AT
                                                  BEGINNING     ADDITIONS                      OTHER          END OF
  CLASSIFICATIONS                                 OF PERIOD      AT COST     RETIREMENTS      CHANGES         PERIOD
  ---------------                                 ---------    ------------  -----------    -----------    ------------
Period Ended December 25, 1993
    Land and buildings                             $ 1,158     $     382       $     (5)     $       0      $  1,535
    Furniture, fixtures and equipment               29,253        16,491           (934)             0        44,810
    Automotive equipment                             5,107         2,469           (560)             0         7,016
    Leasehold Improvements                          15,271         7,491           (451)             0        22,311
    Equipment under capital lease                    8,458         2,704            (57)             0        11,105
                                                   -------     ---------       ---------     ---------      --------

                                                   $59,247     $  29,537       $ (2,007)     $       0      $ 86,777
                                                   =======     =========        =======      =========      ========


Period Ended December 26, 1992
    Land and buildings                             $   965     $     214       $    (21)     $       0      $  1,158
    Furniture, fixtures and equipment               18,319        11,374           (440)             0        29,253
    Automotive equipment                             3,621         1,669           (183)             0         5,107
    Leasehold Improvements                          10,126         5,674           (529)             0        15,271
    Equipment under capital lease                    6,047         2,411              0              0         8,458
                                                   -------     ---------       --------      ---------      --------
                                                   $39,078     $  21,342       $ (1,173)     $       0      $ 59,247
                                                   =======     =========        =======      =========      ========


Period Ended December 28, 1991
    Land and buildings                             $   831     $     465       $      0      $    (331)     $    965
    Furniture, fixtures and equipment               10,745         7,368           (125)           331        18,319
    Automotive equipment                             1,897         1,736            (12)             0         3,621
    Leasehold Improvements                           5,863         4,414           (151)             0        10,126
  Equipment under capital lease                      3,616         2,431              0              0         6,047
                                                   -------     ---------       --------      ---------      --------

                                                   $22,952     $  16,414       $   (288)     $       0      $ 39,078
                                                   =======     =========        =======      =========      ========

                                                                SCHEDULE VIII

                      OFFICE DEPOT INC. AND SUBSIDIARIES
                VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                (IN THOUSANDS)



    COLUMN A                        COLUMN B                                         COLUMN C
    --------                        --------              ------------------------------------------------------------

                                                                  ADDITIONS
                                                          ------------------------
                                                          CHARGED TO    CHARGED TO                         BALANCE AT
                              BALANCE AT BEGINNING         COSTS AND      OTHER          DEDUCTIONS          END OF
DESCRIPTION                         OF PERIOD              EXPENSES      ACCOUNTS        WRITE-OFFS          PERIOD
- -----------                   --------------------        ----------    ----------       ----------        ----------
ALLOWANCES FOR DOUBTFUL
ACCOUNTS:

    1993                              $659                  $1,024      $1,909(1)          $341              $ 3,251

    1992                               513                     555           0              409                  659

    1991                               461                     402           0              350                  513


(1) ALLOWANCE FOR DOUBFUL ACCOUNTS OF EASTMAN AND WILSON AT THE RESPECTIVE DATES OF ACQUISITION.

                                                                      SCHEDULE X

                       OFFICE DEPOT INC. AND SUBSIDIARIES
                   SUPPLMENTARY INCOME STATEMENT INFORMATION
                                 (IN THOUSANDS)



                                                                          COLUMN B - CHARGED TO
            COLUMN A - ITEM                                                 COSTS AND EXPENSES
            ---------------                                               ---------------------
         ADVERTISING COSTS, NET

               1993                                                             $29,020

               1992                                                              24,792

               1991                                                              29,644